Exhibit 99.1

VICKERS VANTAGE CORP. I

EXTENDS TIME TO COMPLETE BUSINESS COMBINATION

NEW YORK, NY, January 7, 2022 – Vickers Vantage Corp. I (Nasdaq: VCKAU, VCKA, VCKAW) (“Vickers” or the “Company”), a Cayman Islands exempted company, announced today that it has extended the time it has to consummate an initial business combination by an additional three months pursuant to the Company’s Amended and Restated Memorandum and Articles of Association. In connection with the extension, the Company’s sponsors have deposited an aggregate of $1,035,000 into the trust account established in connection with the Company’s initial public offering. The deposit was made in the form of a non-interest bearing loan. If the Company completes an initial business combination, the Company will, at the option of the sponsors, repay such loaned amounts or convert a portion or all of the total loan amount into warrants at a price of $0.75 per warrant, which warrants will be identical to the private warrants issued simultaneously with the Company’s initial public offering. If the Company does not complete a business combination, it will repay such loans only from funds held outside of the trust account.

The Company now has until April 11, 2022 to consummate an initial business combination. If the Company is unable to complete a business combination by such date (and the Company does not extend such date by an additional three months as provided for in the Company’s Amended and Restated Memorandum and Articles of Association), it will then liquidate.

Vickers Vantage Corp. I is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business is not limited to a particular industry or geographic region. The Company is led by Jeffrey Chi, Chairman and Chief Executive Officer, Chris Ho, Chief Financial Officer and Director, and Special Advisor Dr. Finian Tan.

Forward Looking Statements

This press release includes “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Vickers management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of Vickers’ Annual Report on Form 10-K for the year ended December 31, 2020 and Vickers’ other filings with the Securities and Exchange Commission. Except as expressly required by applicable securities law, Vickers disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Nicolette Ten, Senior Account Executive, SPRG

nicolette.ten@sprg.com.sg

www.vickersvantage.com

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